ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of October 1, 2012, by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Midland Loan Services, a division of PNC Bank, National Association, as Special Servicer, U.S. Bank National Association, as Trustee, Deutsche Bank Trust Company Americas as Certificate Administrator, Paying Agent and Custodian and Situs Holdings LLC, as Operating Advisor, with respect to Commercial Mortgage Pass-Through Certificates Series 2012-CCRE3 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 10.11 of this Agreement, Daniel Bober, Executive Vice President of Commercial Mortgage Services and Timothy S. Ryan, Managing Director of Customer Relationship Management do hereby certify that:

1.	A review of the activities of the Master Servicer during the period from January 1, 2017 through December 31, 2017 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and
2.	To the best of my knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2018.

Daniel Bober	Timothy S. Ryan
Executive Vice President	Managing Director
Wells Fargo Bank	Wells Fargo Bank